Exhibit 99.(a)(5)(F)

For Additional Information:

Bryan Giglia

Vice President – Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 369-4236

SUNSTONE HOTEL INVESTORS, INC. ANNOUNCES FINAL RESULTS OF

ITS MODIFIED “DUTCH AUCTION” TENDER OFFER

San Clemente, CA – July 8, 2008 – Sunstone Hotel Investors, Inc. (NYSE: SHO) announced today the final results of its previously announced modified “Dutch Auction” tender offer (the “Offer”) to purchase up to 6,200,000 shares of its Common Stock, par value $0.01 per share (“Common Stock”), which expired at 12:00 midnight, New York City time, on June 27, 2008. The Company also announced it exercised its right to purchase up to an additional 2% of its outstanding Common Stock without amending or extending the Offer.

In accordance with the terms and conditions of the Offer, the Company has accepted for purchase 7,374,179 shares, representing approximately 13% of its outstanding Common Stock, at a price of $17.50 per share, for a total cost of approximately $129 million (excluding fees and costs of the Offer).

Based on the final tabulation by American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), a total of 7,707,362 shares were validly tendered and not validly withdrawn at or below a price of $17.50 per share. Because more than 7,374,179 shares of Common Stock were validly tendered and not validly withdrawn, the Offer was oversubscribed. As a result, the Depositary has informed the Company that, after giving effect to the priority for “odd lots”, the final proration factor is approximately 95.67% of the shares properly tendered and not withdrawn at or below $17.50 per share.

The Depository will promptly pay for the shares accepted for purchase and will promptly return all shares tendered and not accepted for purchase. After giving effect to the purchase of the shares, the Company will have outstanding approximately 51.3 million shares of Common Stock.

“We are pleased with the successful completion of the tender offer and our ability to repurchase the maximum number of shares at a meaningful discount to our net asset value,” said Robert A. Alter, Chief Executive Officer and Executive Chairman of the Board.

Questions and requests for information about the Offer should be directed to the information agent of the Offer, D.F. King & Co., Inc., at (800) 735-3107 or (212) 269-5550 (for banks and brokers), or the dealer manager of the Offer, J.P. Morgan Securities Inc., at (877) 371-5947.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 45 hotels comprised of 15,354 rooms primarily in the upper-upscale segment operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Starwood. For further information, please visit the Company’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; national and local economic and business conditions, including the possibility of a U.S. recession; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of July 8, 2008, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.